Exhibit 10.3

EXECUTION VERSION

December 28, 2015

Advanced Drainage Systems, Inc.

4640 Trueman Blvd.

Hilliard, OH 43026

Re:	Amendment No. 9 and Consent to Amended and Restated Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Private Shelf Agreement, dated as of September 24, 2010, as amended by that certain Amendment No. 1 to Amended and Restated Private Shelf Agreement dated December 12, 2011, Limited Waiver and Amendment No. 2 to Amended and Restated Private Shelf Agreement dated March 9, 2012, Amendment No. 3 to Amended and Restated Private Shelf Agreement dated March 30, 2012, Amendment No. 4 to Amended and Restated Private Shelf Agreement dated April 26, 2013, Amendment No. 5 to Amended and Restated Private Shelf Agreement dated June 12, 2013, including the Supplement thereto dated June 24, 2013, Amendment No. 6 to Amended and Restated Private Shelf Agreement dated September 23, 2013, Amendment No. 7 to Amended and Restated Private Shelf Agreement dated December 31, 2013, and Amendment No. 8 and Limited Waiver to Amended and Restated Private Shelf Agreement dated August 21, 2015 (as so amended, the “Note Agreement”), between Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), on one hand, and Prudential Investment Management, Inc. (“Prudential”) and each other Prudential Affiliate as therein defined which becomes bound by certain provisions thereof as therein provided, on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

Pursuant to that certain Consent under Amended and Restated Private Shelf Agreement, dated as of October 26, 2015, Prudential and the holders of the Notes have extended (A) the time for the delivery of (i) the audited financial statements of the Company for the fiscal year ended on March 31, 2015, certified by independent certified public accountants in accordance with paragraph 5A(ii) of the Note Agreement (the “2015 Audited Financial Statements”) until November 30, 2015, (ii) the financial statements of the Company for the fiscal quarter ended on June 30, 2015, to be delivered in accordance with paragraph 5A(i) of the Note Agreement (the “Q1 Quarterly Financial Statements”) until November 30, 2015 and (iii) financial statements of the Company for the fiscal quarter ended September 30, 2015, to be delivered in accordance with paragraph 5A(i) of the Note Agreement (the “Q2 Quarterly Financial Statements”) until December 31, 2015, (B) (i) the time by which the Excess Leverage Fee, if any, shall be calculated and paid and (ii) the time for delivery of the Officer’s Certificate pursuant to the last sentence of the definition of “Leverage Ratio” in the Note Agreement, in each case, relating to the fiscal quarters ended on March 31, 2015 and June 30, 2015, in each case, until the earlier of (x) the date on which the Company delivers the financial statements required by paragraph 5A of the Note Agreement for each such fiscal year or fiscal quarter, as applicable, and (y) December 30, 2015 and (C) the time by which the Excess Leverage Fee, if any, shall be calculated and paid, relating to the fiscal quarter ended on September 30, 2015 until the earlier of (i) the date on which the Company delivers the financial statements required by paragraph 5A of the Note Agreement for such fiscal quarter, as applicable, and (ii) January 30, 2016.

The Company has requested that Prudential and the holders of Notes (A) amend the Note Agreement as set forth herein, (B) further extend the time for the delivery of the 2015 Audited Financial Statements, the Q1 Quarterly Financial Statements and the Q2 Quarterly Financial Statements until January 31, 2016, (C) further extend (i) the time by which the Excess Leverage Fee, if any, shall be calculated and paid relating to the fiscal quarters ended on March 31, 2015, June 30, 2015 and September 30, 2015 and (ii) the time for delivery of the Officer’s Certificate pursuant to the last sentence of the definition of “Leverage Ratio” in the Note Agreement, in each case, relating to the fiscal quarters ended on March 31, 2015 and June 30, 2015, in each case, until the earlier of (a) the date on which the Company delivers the financial statements required by paragraph 5A of the Note Agreement for each such fiscal year or fiscal quarter, as applicable, and (b) March 2, 2016 (such earlier date, the “Extension Date”), (D) permit the Company to characterize the Fleet Leases and Aircraft Leases as operating leases for the fiscal quarter ended on September 30, 2015 solely for the purposes of paragraph 5M of the Note Agreement if the Company delivers an Officer’s Certificate pursuant to the last sentence of the definition of “Leverage Ratio” in the Note Agreement (as amended by this letter agreement) relating to such fiscal quarter by February 10, 2016 and (E) consent to the payment of the December Dividend (as defined below), and Prudential and the holders of the Notes executing this letter agreement are willing to agree to such requests on the terms and conditions set forth herein.

Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1. Amendments. From and after the Effective Date (as defined in Section 4 hereof), the parties hereto agree that the Note Agreement is amended as follows:

1.1. Paragraph 10B of the Note Agreement is hereby amended by inserting or amending and restating, as the case may be, the following definitions:

“2015 Audited Financial Statements” shall mean the audited financial statements of the Company for the fiscal year ended on March 31, 2015, certified by independent certified public accountants in accordance with paragraph 5A(ii).

“Consolidated EBITDAE” for any period of determination shall mean, without duplication, (i) net income, plus, to the extent reducing net income, the sum, of amounts for (a) consolidated interest expense, (b) charges for federal, state, local and foreign income taxes, (c) total depreciation expense, (d) total amortization expense, (e) costs and expenses incurred in connection with the Amendment No. 5 Transactions in an aggregate amount not to exceed $2,100,000, (f) non-cash charges reducing net income for such period, (g) ESOP Compensation, (h) ESOP Dividends on Unallocated Shares, (i) non-cash compensation related to stock options and restricted stock and (j) one-time, nonrecurring expenses incurred during the fiscal quarters ending September 30, 2015, December 31, 2015 and March 31, 2016 related to the restatement of the Transaction

Parties’ financial statements, minus (ii) non-cash gains increasing net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

For purposes of calculating Consolidated EBITDAE (x) with respect to a business acquired by the Transaction Parties or Subsidiaries thereof pursuant to a Permitted Acquisition, Consolidated EBITDAE shall be calculated on a pro forma basis (determined on a basis consistent with Article 11 or Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission), using historical numbers of any business so acquired, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (y) with respect to a business or assets liquidated, sold or disposed of by the Transaction Parties or Subsidiaries pursuant to paragraph 6H, Consolidated EBITDAE shall be calculated on a pro forma basis (determined on the basis stated above), using historical numbers of any business or assets so liquidated, sold or disposed of, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

“Leverage Ratio” shall mean ratio of consolidated total Indebtedness of the Company and its Subsidiaries (excluding (i) any Indebtedness arising from reimbursement obligations (contingent or otherwise) under standby letters of credit in an aggregate amount not exceeding $10,000,000 and (ii) obligations with respect to interest rate swaps, fuel hedges and other commodity hedging arrangements and related marked-to-market liabilities, but including termination obligations arising by reason of the termination or close out of such interest rate swaps, fuel hedges and other commodity hedge arrangements the value of which being determined as of such time of such termination or close out in accordance with the terms of such agreements) to Consolidated EBITDAE, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended. In connection with the Transaction Parties’ financial statements characterizing the Fleet Leases and Aircraft Leases as capital leases, for purposes of this Agreement the calculation of the Leverage Ratio resulting from such characterization shall only apply to the Leverage Ratio as calculated at the fiscal year ended on March 31, 2015 and at the end of each fiscal quarter thereafter. For the purposes of paragraph 5M of the Note Agreement only, the Leverage Ratio for the fiscal quarters ended on or before September 30, 2015 (but not any fiscal period ending thereafter) shall be calculated by characterizing the Fleet Leases and the Aircraft Leases as operating leases provided that such characterization shall only apply to the fiscal quarters ended on (a) March 31, 2015 and June 30, 2015 if the holders of the Notes receive an Officer’s Certificate no later than the earlier of (x) the date on which the Company delivers the financial statements required by paragraph 5A of the Note Agreement for each such fiscal year or fiscal quarter, as applicable, and (y) March 2, 2016 demonstrating (with computations in reasonable detail) that such Leverage Ratios did not exceed (I) 3.00 to 1.00 for the fiscal quarter ended on March 31, 2015 and (II) 3.15 to 1.00 for the fiscal quarter ended on June 30, 2015 and (b) September 30, 2015 if the holders of the Notes receive the 2015 Audited Financial Statements and an Officer’s Certificate no later than February 10, 2016 demonstrating (with computations in reasonable detail) that such Leverage Ratio did not exceed 3.00 to 1.00 for the fiscal quarter ended on September 30, 2015.

1.2. Paragraph 5M of the Note Agreement is hereby amended and restated in its entirety to read as follows:

“5M. Excess Leverage Fee. If the Leverage Ratio as of the end of any fiscal quarter is greater than 3.00 to 1.00, then, in addition to accruing interest on the Notes, the Company agrees to pay each holder of a Note a fee (the “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during such fiscal quarter at a rate per annum of 2.00%, provided that, with respect to the fiscal quarter ended on June 30, 2015, if the 2015 Audited Financial Statements are delivered to each Significant Holder on or prior to February 10, 2016, the Excess Leverage Fee shall not be payable for such fiscal quarter unless the Leverage Ratio as of June 30, 2015 was greater than 3.15 to 1.00. The Excess Leverage Fee with respect to each Note for any fiscal quarter shall be calculated on a rate per annum on the same basis as interest on such Note is calculated and shall be paid in arrears on the 45th day after the end of such fiscal quarter. The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default. If for any reason the Company fails to deliver the financial statements required by paragraph 5A hereof for a fiscal quarter by the date the Excess Leverage Fee, if any, would be payable for such fiscal quarter, the an Excess Leverage Fee shall be payable for such fiscal quarter.”

SECTION 2. Consents. Effective upon the Effective Date:

(a) Prudential and the holders of Notes party hereto consent to (i) an extension of the time period within which the Company is required to deliver the 2015 Audited Financial Statements, the Q1 Quarterly Financial Statements and the Q2 Quarterly Financial Statements, and, in each case, the compliance certificate related thereto pursuant to the penultimate sentence of paragraph 5A of the Note Agreement, until January 31, 2016, and hereby waive any Default or Event of Default resulting solely from the Company’s failure to comply with paragraphs 5A(i) and 5A(ii) of the Note Agreement within the time periods previously provided; provided, however, that, the failure of the Company to deliver the 2015 Audited Financial Statements, the Q1 Quarterly Financial Statements and the Q2 Quarterly Financial Statements and, in each case, the compliance certificate related thereto pursuant to the penultimate sentence of paragraph 5A of the Note Agreement, to each Significant Holder on or before 11:59 P.M., New York City time, on January 31, 2016, shall constitute a Default under the Note Agreement and an Event of Default upon expiration of the grace period provided for in paragraph 7A(vi) of the Note Agreement.

(b) Notwithstanding anything to the contrary contained in the Note Agreement or any prior consent under the Note Agreement, the Excess Leverage Fee, if any, for the fiscal quarters ended on March 31, 2015, June 30, 2015 and September 30, 2015 shall be calculated and paid for each such fiscal quarter on or prior to the Extension Date; provided that, notwithstanding the foregoing, solely for purposes of paragraph 5M of the Note Agreement, in the event the 2015 Audited Financial Statements are not delivered to each Significant Holder on or prior to February 10, 2016, the Excess Leverage Fee shall be conclusively deemed to be applicable for the fiscal quarters ended on June 30, 2015 and September 30, 2015 and such Excess Leverage Fees shall be due and payable on February 10, 2016 for such fiscal quarters.

(c) On December 15, 2015, the Company paid a quarterly cash dividend of $0.05 per share to its shareholders of record at the close of business on December 1, 2015 (the “December Dividend”). The payment of the December Dividend is not permitted by paragraph 6F of the Note Agreement, and the Company has requested the consent of Prudential and the holders of the Notes to the payment of such December Dividend. Prudential and the holders of the Notes party hereto hereby consent to the payment of the December Dividend. Prudential and the holders of the Notes party hereto hereby waive any Default or Event of Default resulting solely from the Transaction Parties’ non-compliance with paragraph 6F of the Note Agreement with respect to the payment of the December Dividend.

(d) The foregoing consents are limited to the specific provisions referenced above and do not constitute a consent to the non-compliance with any other provision of the Note Agreement or any other Transaction Document, nor do such consents indicate any agreement on the part of Prudential or any holder of a Note to grant any such consent in the future, and the foregoing limited waiver shall be limited precisely as written and shall relate solely to the Note Agreement in the manner and to the extent described herein, and nothing in this letter agreement shall be deemed to (i) constitute a consent to or waiver of any Defaults or Events of Default existing under the Note Agreement or the other Transaction Documents (other than in the manner and to the extent described in the foregoing limited waiver), or (ii) prejudice any right or remedy that Prudential or any holder of any Note may now have (after giving effect to the foregoing limited waiver) or may have in the future under or in connection with the Note Agreement or any other Transaction Document.

SECTION 3. Representations and Warranties. The Company represents and warrants to Prudential and each holder of a Note that (i) the execution and delivery of this letter agreement has been duly authorized by all necessary corporate action on behalf of the Company and each Guarantor, (ii) this letter agreement has been executed and delivered by a duly authorized officer of the Company and each Guarantor, (iii) the Company and each Guarantor has obtained all authorizations, consents, and approval necessary for the execution, delivery and performance of this letter agreement and such authorizations, consents and approval are in full force and effect, (iv) since March 31, 2015, no Material Adverse Effect shall have occurred with respect to the Company or any of the Guarantors and (v) after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of the execution and delivery of this letter agreement by the Company with the same effect as if made on such date (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date and except that the representation and warranty set forth in: (1) paragraph 8D shall be interpreted to be addressing only the Company and its Material Subsidiaries, (2) paragraph 8F shall be interpreted to be addressing only the Company and its Material Subsidiaries and (3) paragraph 8Q shall be interpreted to be addressing only the Company and the Guarantors), (b) no Event of Default or Default exists and (c) neither the Company nor any Subsidiary has paid or agreed to pay, and the Company and its Subsidiaries will not pay or agree to pay, any fees or other consideration to the Bank Agent, any Bank or any lender under the Mexicana Credit Agreement for or with respect to the amendments to the Credit Agreement or the Mexicana Credit Agreement referred to in Section 4.2 below other than the legal fees paid to counsel for the Banks, Bank Agent and such lenders and the amendment fee referred to in Section 5 of the amendment to the Credit Agreement referred to in Section 4.2(a) below.

SECTION 4. Conditions Precedent. The amendments in Section 1 and consents in Section 2 of this letter agreement shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:

4.1. Documents. Prudential and each holder of a Note shall have received counterparts of this letter agreement executed by Prudential, the Required Holder(s), the Company and each Guarantor.

4.2. Credit Agreement and Mexicana Credit Agreement. Prudential and each holder of a Note shall have received an executed copy of an amendment to each of (a) the Credit Agreement and (b) the Mexicana Credit Agreement, each in form and substance consistent with the terms set forth herein and satisfactory to Prudential and the Required Holder(s).

4.3. Representations. All statements set forth in Section 3 shall be true and correct as of the Effective Date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

4.4. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter agreement shall be satisfactory to Prudential and each holder of a Note and its counsel, and Prudential and each holder of a Note shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 5. Reference to and Effect on Note Agreement; Ratification of Note Agreement. Upon the effectiveness of the amendments and consents to the Note Agreement made in this letter agreement, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter agreement. Except as specifically set forth in Sections 1 and 2 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically stated in this letter agreement, the execution, delivery and effectiveness of this letter agreement shall not (a) amend the Note Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any holder of a Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement or Note at any time. Nothing contained in this letter agreement shall be construed as a course of dealing or other implication that Prudential and any holder of a Note has agreed to or is prepared to grant any consents or agree to any amendments to the Note Agreement or any Note in the future, whether or not under similar circumstances.

SECTION 6. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or any holder of a Note, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential or such holder of a Note in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of Company under this Section 6 shall survive transfer by any holder of a Note of any Note and payment of any Note.

SECTION 7. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 8. Reaffirmation. Each Guarantor hereby consents to the foregoing amendments and consents to the Note Agreement and hereby ratifies and reaffirms all of their payment and performance obligations, contingent or otherwise, under the Guaranty Agreement after giving effect to such amendments and consents. Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments and consents, that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guarantied Obligations (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement or any of the Shelf Notes, as the same are amended by this letter agreement.

SECTION 9. Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile shall be effective as delivery of a manually executed counterpart of this letter agreement. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[Signature Pages Follow]

Very Truly Yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ David Quackenbush
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ David Quackenbush
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ David Quackenbush
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ David Quackenbush
Vice President

AMENDMENT NO. 9 AND CONSENT TO

AMENDED AND RESTATED PRIVATE SHELF AGREEMENT

Accepted and Agreed:

COMPANY:

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Mark B. Sturgeon
Name:	Mark B. Sturgeon
Title:	Executive Vice President

GUARANTORS:

STORMTECH LLC HANCOR HOLDING CORPORATION

By:	/s/ Mark B. Sturgeon
Name:	Mark B. Sturgeon
Title:	Secretary and Treasurer

AMENDMENT NO. 9 AND CONSENT TO

AMENDED AND RESTATED PRIVATE SHELF AGREEMENT